                                                                 Exhibit 99.2

                             IMPOUND AGREEMENT

    This agreement dated August , 1997 is between The Huntington National Bank (the "Impound Agent") and Dynacraft Golf Products, Inc., an Ohio corporation (the "Company").

    The Company proposes to offer directly for sale to investors (the "Offering") up to 700,000 shares of its Common Stock (the "Shares") at a price of $5.00 per share (the "Proceeds") as described in its Prospectus. The Company desires to establish an escrow account in which funds received from subscribers will be deposited pending completion of the escrow period. Huntington Bank agrees to serve as Impound Agent in accordance with the terms and conditions of this agreement and certifies that it is not affiliated with the Company.

    1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the Company shall establish an interest bearing escrow account with the Impound Agent, entitled "Dynacraft Golf Escrow", Escrow Account No. 1086009900 (the "Escrow Account").

    2. IMPOUND PERIOD. The Impound Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of: (a) the date upon which the Impound Agent has received in the Escrow Account gross proceeds of $1,500,000 in collected funds (the "Minimum"), (b) February
28, 1998 or (c) the date upon which a determination is made by the Company to terminate the offering prior to the sale of the Minimum.

    During the impound period the Company is aware and understands that it is not entitled to any funds received into escrow, such funds are not assets of the Company and no amounts deposited in the Escrow Account shall become property of the Company or any other entity, or be subject to the debts of the Company of any other entity.

    3. DEPOSITS INTO THE ESCROW ACCOUNT. The Company agrees that it shall properly deliver, within 48 hours of its receipt, all monies received from subscribers for the payment of the Shares to the Impound Agent for deposit in the Escrow Account, accompanied with a copy of the attached form of "Share Purchase Agreement," executed by the Company and the investor. Checks payable to the Company shall be endorsed by the Company for deposit to the Escrow Account. If checks are delivered to the Impound Agent unendorsed, the Impound Agent may supply the Company's endorsement and deposit them into the Escrow Account. All payments to the Company by reason of credit card purchases of the Shares shall be forwarded by check to the Escrow Account. The Company shall date and number-stamp each Share Purchase Agreement and shall also provide the Escrow Agent with, and maintain for its own records, a copy of the form of consideration.

    4. DISBURSEMENTS FROM THE ESCROW ACCOUNT.

       A. In the event the Impound Agent does not receive the Minimum deposits totaling $1,500,000 prior to the termination of the Impound Period, the Impound Agent shall promptly refund to each subscriber the amount received from such subscriber, without deduction, penalty or expense to such subscriber, and the Impound Agent shall notify the Company of such distribution. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

       B. In the event the Impound Agent receives the Minimum prior to the termination of the Impound Period, the total of all funds in escrow (the "Escrow Amount") will not be released to the Company until such amount is received by the Impound Agent in collected funds and the release provisions set forth in paragraph C below are complied with. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Impound Agent which have cleared normal banking channels and are in the form of cash, plus any interest accrued on such funds. The Minimum may be met by funds that are deposited from the effective date of the offering up to and including the date on which the contingency must be met.

                          Exhibit 99.2 page 1

    5. COLLECTION PROCEDURE. The Company agrees that if a deposited check is returned unpaid for any reason, the Impound Agent may charge the Escrow Account for the amount of the check. However, the Impound Agent may represent a returned check for payment by the financial institution on which it is drawn, but the Impound Agent is not required to do so. The Impound Agent may represent the check without notifying the Company that it is doing so or that the check was not paid. Any check returned unpaid to the Impound Agent shall be returned to the Company.

    6. INTEREST ON ESCROW AMOUNT. Refunds to subscribers pursuant to paragraph 4A shall include each subscriber's pro-rata share of any interest earned while the subscriber's funds were on deposit. In the event the minimum amount is deposited in collected funds, any interest payable thereon, shall be paid to the Company. Interest earned on funds collected after the minimum amount is met shall be payable to the Company.

    7. RECORDS TO BE MAINTAINED BY THE IMPOUND AGENT. Records and accounts of the transactions kept by the Impound Agent shall include records of all transactions in the Escrow Account and copies of all Share Purchase Agreements. The Company shall maintain the original Share Purchase Agreements and copies of all checks, along with any other records of transactions for a period of five years after the termination of the Impound Period.

    8. COMPENSATION OF IMPOUND AGENT. The Company shall pay the Impound Agent a fee for its escrow services in an amount of $2,000. If it is necessary for the Impound Agent to return funds to subscribers as described in section 4A, the Company shall pay to the Impound Agent a fee of $5.00 per disbursement. All out of pocket costs shall be charged to and paid by the Company.

    9. CONDITIONS OF ACCEPTANCE OF ESCROW.

       (a) The Bank shall have no responsibility as to the genuineness of the signature or the validity of any document deposited in the Escrow, nor as to the legal capacity or identity of the parties to this Escrow, and the Bank shall be justified in every act, omission or forbearance in reliance upon the Escrow Agreement so long as and to the extent that it shall act or have acted in good faith.

       (b) All of the terms and conditions in connection with the Bank's duties and responsibilities, and the rights of the undersigned parties, are contained in the Escrow Agreement. The Bank is not required to be familiar with the provisions of any other instrument or agreement and shall not be charged with any responsibility or liability in connection with the observance or non-observance, by any person, of the provisions of any other such instrument or agreement.

       (c) The Bank shall not be responsible for the determination of any facts or conditions on which the parties may give notice, but the Bank may rely solely on the notice received from the parties as to the existence of such facts or conditions.

       (d) The Bank may rely and shall be protected in acting upon any paper or other document which may be submitted to it in connection with its duties under the Escrow Agreement and which is believed to be genuine and to have been signed or presented by the proper party or parties, shall have no liability or responsibility with respect to the form, execution or validity thereof.

       (e) The Bank may act or refrain from acting in respect of any matter referred to in the Escrow Agreement or additional instructions received in the performance of its duties in full reliance upon the advice of counsel which may be selected by it, and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

        (f) The Bank may obey and comply with any order or process of a court (whether or not such court shall have jurisdiction) commanding it to do or to refrain from some act in relation to the subject matter of this Escrow. It may rely and continue to rely conclusively upon such orders or process, notwithstanding that it may be found subsequently to be void or voidable, until one of the officers of the Bank, shall have actual knowledge that such order or process shall have been modified, annulled, set aside, vacated or quashed.

        (g) The Bank shall have a lien, which shall be paramount and prior in right of all other persons, upon all money and other property which shall have been received by it under the Escrow Agreement, to secure the payment to it of fees hereunder due to the Bank. The Bank shall not be required without its consent to relinquish, deliver or pay over any instrument, money or other property deposited with it in this Escrow unless and until it shall have been paid and reimbursed its fees.

        (h) The parties hereto, jointly and severally agree to reimburse the Bank for any and all reasonable expenses which it may have at any time incurred in connection with the Escrow, and shall indemnify and save the Bank harmless from any claims, liabilities, judgements, attorney's fees, court costs and all other expenses of every kind and nature which may at any time be incurred by reason of its acceptance of, and its performance under, the Escrow Agreement.

    10. This Agreement shall be binding upon, and inure to, the benefit of the parties hereto, their heirs, successors and assigns.

    11. This agreement shall terminate in its entirety when all the Escrow Amount has been distributed as provided in paragraph 4., above.

    12. All statements and other notices produced by the Impound Agent related to the Escrow Account shall be mailed to the Company as follows:

        Dynacraft Golf Products, Inc.
        98 James Street
        Newark, Ohio 43055
        Attn: Duane Egeland, Chief Financial Officer

    All notices and other communications from the Company shall be made to the Impound Agent as follows:

                  The Huntington National Bank
                  41 South High Street
                  Columbus, Ohio 43215
                  Attn: Corporate Trust HC1112

    13. The Impound Agent shall be entitled to rely on all notices and instructions received from the Company.

    14. This Agreement shall be governed by Ohio law and any action or proceeding, including arbitration, arising in connection with this Agreement shall be brought and held in Ohio.

THE HUNTINGTON NATIONAL BANK                     DYNACRAFT GOLF PRODUCTS, INC.

By:                                           By:
   -------------------------                      --------------------------
                                                  Duane Egeland
   -------------------                            Chief Financial Officer
   [title]

                                        -3-